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                                                                    EXHIBIT 23.6



                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors Brittany Insurance Company Ltd.:

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form F-3 to the Registration Statement on Form F-4 (File No. 333-49315) of PetroFina S.A. of our report dated March 22, 1999, appearing in the Annual Report on Form 20-F of PetroFina S.A. for the year ended December 31, 1998, relating to the balance sheets of Brittany Insurance Company Ltd. as of December 31, 1998, 1997 and 1996 and the related statements of income and cash flows for each of the years in the three year period ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/KPMG Peat Marwick

Chartered Accountants
Hamilton, Bermuda
March 22, 1999